EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of TransEnterix, Inc. (formerly known as SafeStitch Medical, Inc.) (the “Company”) on Form S-8 to be filed on or about January 7, 2014 of our report dated April 1, 2013 on our audits of the consolidated financial statements of SafeStitch Medical, Inc. as of December 31, 2012 and 2011 and for each of the years in the two-year period ended December 31, 2012 and for the period from September 15, 2005 (inception) through December 31, 2012, which report was included in the SafeStitch Medical, Inc. Annual Report on Form 10-K filed on April 1, 2013. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern due to the Company having an accumulated deficit, not generating significant revenue or positive cash flows from operations, and being in need of additional financing and states that the accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ EisnerAmper LLP

New York, New York

January 7, 2014